Exhibit 99.1

Dorian LPG Ltd Provides Update for the Second Quarter 2021 and Announces Second Quarter 2021 Earnings and Conference Call Date

STAMFORD, Conn., October 22, 2020 /PRNewswire/ -- Dorian LPG Ltd. (NYSE: LPG) (the "Company" or "Dorian LPG"), a leading owner and operator of modern and ECO very large gas carriers (“VLGCs”), announced today that it had completed the repurchase of the Captain John NP from Japanese interests effective October 13, 2020.  The debt balance paid off was approximately $18.3 million, and the transaction will not result in any gain or loss.

Separately the Company is providing the following preliminary data for the quarter ended September 30, 2020. The following unaudited financial data for the quarter ended September 30, 2020 is preliminary and based on information available to the Company at this time. The financial data has been prepared by and is the responsibility of the Company’s management and does not present all information necessary for an understanding of the Company’s financial condition as of September 30, 2020 and its results of operations for the three months ended September 30, 2020. The Company has not finalized its financial statement closing process for the quarter ended September 30, 2020. During the course of that process, the Company may identify items that would require it to make adjustments, which may be material to the information provided below. As a result, the information below constitutes forward-looking statements and is subject to risks and uncertainties, including possible adjustments to the preliminary results disclosed below. The Company is providing this information on a one-time basis only and does not intend to update this information prior to the final release for the quarter ending September 30, 2020. Except as otherwise provided herein, capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Company’s Annual Report on Form 10-K. Based on information available to the Company at this time, the Company expects that for the quarter ending September 30, 2020:

Time Charter Equivalent (1) revenues

to be between $53,000,000  —  $55,000,000

Total Vessel operating expenses

(including drydock-related expenses)

to be between $21,000,000  —  $22,000,000

Calendar Days2,024

Available Days2,126

Operating Days2,070

Utilization Rate97.4%

(1)	Time Charter Equivalent (“TCE”) is a non-U.S. GAAP measure. Refer to the reconciliation of revenues to TCE revenues included in this press release below.

Reconciliation to Non-GAAP Financial Information

Time Charter Equivalent Revenues

TCE revenues are a shipping industry non-U.S. GAAP measure of the revenue performance of a vessel used primarily to compare period-to-period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods. The Company’s method of calculating TCE revenues is to subtract voyage expenses from shipping revenues for the relevant time period, which may not be calculated the same by other companies.

TCE revenues are  not a recognized measure under U.S. GAAP and should not be regarded as a substitute for revenues. The Company’s presentation of TCE revenues does not imply, and should not be construed as an inference, that its future results will be unaffected by unusual or non-recurring items and should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with U.S. GAAP.

The following table sets forth a reconciliation of revenues to TCE revenues (unaudited) for the period presented:

(in U.S. dollars)	Three months ended
September 30, 2020 (2)
Revenues	$55,000,000
Voyage expenses	(1,000,000)
TCE revenues	$54,000,000

(2) Based on the midpoint of the preliminary projection for the second quarter ended September 30, 2020 included herein.

The Company will also issue a news release on Monday, November 2, 2020 prior to the market open, announcing its financial results for the second quarter ended September 30, 2020.

A conference call to discuss the results will be held the same day at 10:00 a.m. ET. The conference call can be accessed live by dialing 1-877-407-9716, or for international callers, 1-201-493-6779, and requesting to be joined into the Dorian LPG call.

A replay will be available at 1:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13712107. The replay will be available until November 9, 2020, at 11:59 p.m. ET.

A live webcast of the conference call will also be available under the investors section at www.dorianlpg.com.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs.  Dorian LPG’s fleet currently consists of 24 modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA; London, United Kingdom; Copenhagen, Denmark; and Athens, Greece.

Visit our website at www.dorianlpg.com

For further information:

Dorian LPG Ltd.

Ted Young

Chief Financial Officer

(203) 674-9900

IR@dorianlpg.com

Source: Dorian LPG Ltd.